Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 168 to Registration Statement No. 002-84776 on Form N-1A of our report dated January 13, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Equity Value Fund, our report dated January 14, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Large Cap Fund, our reports date January 16, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Stock Selector Mid Cap Fund and Fidelity Advisor Value Strategies Fund, our reports dated January 20, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Growth & Income Fund, Fidelity Advisor Growth Opportunities Fund, and Fidelity Advisor Equity Growth Fund and our reports dated January 21, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Equity Income Fund and Fidelity Advisor Series Growth Opportunities Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" or "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Toucher LLP

Boston, Massachusetts

January 23, 2015